Exhibit 5.1


                                                                  March 15, 1999

Communications Investors Group
2601 S. Bayshore Drive, PH-1B
Coconut Grove, FL 33133
Attention: Manuel D. Medina

                                   AmTec, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to AmTec, Inc., a Delaware corporation (the "Company"), in connection with the issuance to Communication Investors Group, a Florida general partnership (the "Purchaser") of 20 shares of Series G Convertible Redeemable Preferred Stock (the "Shares") and 600,000 common stock purchase warrants (the "Warrants" and, together with the Shares, the "Securities"). Capitalized terms used herein and not otherwise defined have the respective meanings given those terms in the Transactional Documents (as defined herein). This opinion is being furnished to you at the request of the Company pursuant to Section 6.5 of the Subscription Agreement dated as of the date hereof
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Communications Investors Group                                                 2


between the Company and the Purchaser with respect to the Securities (the "Subscription Agreement").

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Transactional Documents"):

         1. the Subscription Agreement;

         2. the proposed form of Certificate of Designation of Preferences of the Shares of the Company (the "Certificate");

         3. a registration rights agreement dated March 15, 1999 between the Company and the Purchaser (the "Registration Rights Agreement"); and

         4. a common stock purchase Warrant of the Company. In addition, we have examined: (i) such corporate records of the Company as we have considered appropriate, including copies of the certificate of incorporation, as amended, and amended and restated by-laws certified as in effect on the date hereof (collectively, the "Charter Documents") and copies of minutes of the meeting of the board of directors with attached resolutions of the Company relating to the issuance of the Securities; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.
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Communications Investors Group                                                 3


         In our examination of the aforesaid documents, we have assumed, without independent investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents; (iv) the enforceability of the Transactional Documents against the Purchaser; (v) that the Purchaser is duly organized, valid, existing and in good standing under the laws of its jurisdiction of organization; (vi) the capacity of all individuals who have executed any of the Transactional Documents and all other documents we have reviewed; (vii) that each Transactional Document to which the Purchaser is a party has been duly authorized, executed and delivered by the Purchaser;
(viii) the Purchaser has the requisite corporate power to perform its obligations under the Transactional Documents; and (ix) that the execution, delivery and performance of the Transactional Documents do not conflict with the partnership agreement of the Purchaser, any writ, injunction or decree of any court, arbitrator or governmental entity to which the Purchaser is subject, or any agreement or contract to which the Purchaser is party.

         In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties of the Company made
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Communications Investors Group                                                 4


in the Transactional Documents and upon certificates of public officials and officers of the Company.

         Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

         1. The Company is incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The execution and delivery of the Subscription Agreement by the Company, the issuance of the Shares and Warrants, and the issuance of the common stock upon conversion of the Shares and the exercise of the Warrants have been approved by all required corporate action on the part of the Company.

         3. The Shares and, when issued upon the conversion of the Shares or the exercise of the Warrants, the common stock so issued, when issued, paid for and delivered in accordance with the terms of the Subscription Agreement, the Certificate and the Warrant, will be validly issued, fully paid and non-assessable.

         4. The Subscription Agreement, the Registration Rights Agreement and
the Warrant are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by principles of public policy, and subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors'
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Communications Investors Group                                                 5


rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         5. The consummation of the transactions contemplated in the Transactional Documents will not result in any violation of any provisions of the Certificate or the Charter Documents.

         6. Assuming and relying upon the truth and accuracy of the representations and warranties contained in the Subscription Agreement by all the parties thereto, and that such representations and warranties are still accurate at the time of issuance of the Securities, and assuming no general solicitation or general advertising is conducted in connection with the offer, issuance, sale and delivery of the Securities and the shares of common stock to be issued upon conversion of the Shares and upon exercise of the Warrants, the Shares and Warrants have been issued in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended.

         Our opinions expressed above are limited to the laws of the State of
New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.
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Communications Investors Group                                                 6


         This letter is furnished by us solely for your benefit in connection with the issuance of the Securities and may not be circulated to, or relied upon by, any other person.

                                    Very truly yours,


                                    /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                                    --------------------------------------------
                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON